UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2018

SIENNA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38155	27-3364627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30699 Russell Ranch Road, Suite 140

Westlake Village, CA 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 629-2256

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Erle T. Mast from the Board of Directors

On July 30, 2018, Erle T. Mast, notified the Board of Directors (the “Board”) of Sienna Biopharmaceuticals, Inc. (the “Company”) of his decision to resign from the Board and all committees thereof, effective July 31, 2018. Mr. Mast resigned due to personal reasons and his resignation is not due to any disagreement with the Company, the Board or the management of the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

Appointment of James M. Hindman to the Board of Directors

On July 31, 2018, the Board appointed James M. Hindman, effective August 1, 2018, to fill the vacancy created by Mr. Mast’s resignation. Mr. Hindman was appointed as a Class III director, with a term of office expiring at the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board determined that Mr. Hindman is an independent director and an audit committee financial expert under the listing standards of the Nasdaq Global Select Market and applicable rules of the Securities and Exchange Commission. Mr. Hindman will serve on the Audit Committee of the Board as its Chair.

Mr. Hindman, age 57, served at Allergan, Inc., a multi-specialty healthcare company, from 1984 to March 2015, where he held positions of increasing responsibility, and most recently served as its Executive Vice President and Chief Financial Officer. From 2002 to August 2014, he served as Senior Vice President of Treasury, Risk and Investor Relations, and, from 1984 to 2002, served a variety of other finance positions at Allergan Inc., including Senior Vice President, Finance and Controller, Vice President, Finance, Vice President, Financial Planning and Analysis, and Assistant Corporate Controller. Mr. Hindman has served on the board of Millendo Therapeutics, Inc., a private biotechnology company, since June 2016. He has also provided financial consulting services to Cidara Therapeutics Inc., a public biotechnology company, since July 2015, and to RANI Therapeutics, a privately held biotechnology company, since December 2017. Mr. Hindman has served as a member of the Board of Regents at Loyola Marymount University since June 2015 and served on their Accounting Advisory Board from 2007 to June 2015. Mr. Hindman served as a member of the board of directors of The Allergan Foundation, a private charitable foundation, from 2009 to December 2015. He received a B.S. in Accounting from Loyola Marymount University, an M.B.A. from Pepperdine University, and is a Certified Public Accountant (inactive). Mr. Hindman was selected as a director because of his significant financial experience in the life sciences industry.

In connection with his election and service to the Board, Mr. Hindman will receive the same compensation from and after August 1, 2018 as all other non-employee directors of the Company, as disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 19, 2018.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Mr. Hindman, which will require the Company to indemnify Mr. Hindman against certain liabilities that may arise as result of his status or service as a director. The description of Mr. Hindman’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1 filed with Securities and Exchange Commission on July 3, 2017 as Exhibit 10.14.

There were no arrangements or understandings between Mr. Hindman, and any other person pursuant to which Mr. Hindman was appointed as a member of the Board. There have been no transactions in which Mr. Hindman has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2018	SIENNA BIOPHARMACEUTICALS, INC.

	By:	/s/ Timothy K. Andrews
	Name:	Timothy K. Andrews
	Title:	General Counsel and Secretary